September 29, 2008 Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs/Madams:
We have read the Exhibit to Sub-Item 77K of Oppenheimer Main Street Small Cap Fund's amended Form NSAR-B dated September 29, 2008, and we agree with the statements made therein. Yours truly,
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado